Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated March 2, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 29, Pricing Supplement No. 30, Pricing Supplement No. 31 and Pricing Supplement No. 32, each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2021 and March 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	20.604%	$103,020	March 2, 2021

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 8, 2016 and March 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	103.601%	518,005	February 12, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2021 and March 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	67.013%	$2,010,390	February 8, 2021
$1,000,000	68.763%	$687,630	February 12, 2021
$500,000	68.964%	$344,820	February 16, 2021
$1,200,000	67.916%	$814,992	February 17, 2021
$700,000	69.692%	$487,844	February 22, 2021
$1,000,000	69.492%	$694,920	February 23, 2021
$500,000	69.492%	$347,460	February 23, 2021
$500,000	69.868%	$349,340	February 24, 2021
$500,000	69.868%	$349,340	February 24, 2021
$1,000,000	69.885%	$698,850	February 25, 2021
$5,000,000	70.973%	$3,548,650	February 26, 2021
$500,000	70.973%	$354,865	February 26, 2021
$800,000	71.288%	$570,304	March 2, 2021
$1,500,000	72.232%	$1,083,480	March 3, 2021
$2,000,000	72.232%	$1,444,640	March 3, 2021
$800,000	71.396%	$571,168	March 3, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 4, 2021 and March 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$600,000	52.404%	$314,424	February 5, 2021
$600,000	52.794%	$316,764	February 9, 2021
$600,000	54.399%	$326,394	February 18, 2021
$600,000	55.691%	$334,146	February 22, 2021
$500,000	55.874%	$279,370	February 25, 2021
$1,000,000	57.708%	$577,080	March 3, 2021
$500,000	57.708%	$288,540	March 3, 2021
$800,000	57.523%	$460,184	March 3, 2021

Linked to the ICE BofAML Commodity Index eXtra Biofuels Exchange Series

– Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between February 4, 2021 and March 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	78.493%	$78,493	February 10, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$26,800,000	66.997%	$17,955,113	$1,958.90 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,958.90 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$48,372.44 as of the date hereof. After payment of the registration fee for this offering, US$46,413.54 remains available in SEK’s account for future registration fees.